Exhibit 99.1

Avnet BOD Officially Appoints Ken A. Jacobson

as Chief Financial Officer

PHOENIX – Sept. 6, 2022 – The Avnet (Nasdaq: AVT) Board of Directors (BOD) voted to officially appoint Ken A. Jacobson as the Company’s Chief Financial Officer (CFO) reporting to Avnet’s Chief Executive Officer Phil Gallagher.

Jacobson, age 44, joined Avnet in 2013 as Vice President and Corporate Controller and served as Avnet’s interim CFO in 2017-2018. As corporate controller, Jacobson had global leadership responsibility for the finance organizations within each of Avnet’s business units, as well as management oversight of Avnet’s global supply chain engagements.

“Ken is the ideal person to lead Avnet’s finance team into our next century of doing business,” said Avnet CEO Phil Gallagher. “He is experienced in developing strong, collaborative cross-functional relationships and balancing business objectives with financial outcomes.”

Jacobson came to Avnet with 12 years of public accounting and industry experience working with a variety of public, private and international companies across various industries including technology, manufacturing and distribution. He holds a bachelor’s degree in accounting from the University of Washington.

About Avnet

As a leading global technology distributor and solutions provider, Avnet has served customers’ evolving needs for an entire century. We support customers at each stage of a product’s lifecycle, from idea to design and from prototype to production. Our unique position at the center of the technology value chain enables us to accelerate the design and supply stages of product development so customers can realize revenue faster. Decade after decade, Avnet helps its customers and suppliers around the world realize the transformative possibilities of technology. Learn more about Avnet at  www.avnet.com. (AVT_IR)

Investor Relations Contacts

Joe Burke, 480-643-7431

Joseph.Burke@avnet.com

Media Relations Contact

Jeanne Forbis, 480-643-7499

Jeanne.Forbis@Avnet.com